Exhibit 1

As reported in the Reporting Person’s Form 4 dated October 8, 1998, on June 16, 1998, the Board of Directors of Urstadt Biddle Properties Inc. (the “Company”) declared a special stock dividend (the “Stock Dividend”) on the Common Stock, consisting of one share of a newly created class of Class A Common Stock for each share of Common Stock outstanding as of the record date for the Stock Dividend (the “Record Date”). The Stock Dividend was paid on August 14, 1998 to holders of record of the Common Stock as of the close of business on the Record Date. In connection with the Stock Dividend each of the Reporting Person’s options to purchase shares of Common Stock awarded prior to the Stock Dividend (each, an “Existing Option”) shall be deemed to be, upon his election with respect to each Existing Option, (i) an option (each, a “Common Stock Option”) to purchase such number of shares of Common Stock as shall be equal in aggregate Fair Market Value (as defined below) to the aggregate Fair Market Value of the shares of Common Stock issuable pursuant to the related Existing Option, (ii) an option (each, a “Class A Stock Option”) to purchase such number of shares of Class A Common Stock as shall be equal in aggregate Fair Market Value to the aggregate Fair Market Value of the shares of Common Stock issuable pursuant to the related Existing Option or (iii) an option (each, a “Combination Option”) to purchase such number of shares of Common Stock and such number of shares of Class A Common Stock as shall be equal in each case to the number of shares of Common Stock issuable pursuant to the related Existing Option. The “Fair Market Value” of one share of Common Stock issuable pursuant to an Existing Option has been determined by the Company to be $17.218; the Fair Market Values of one share of Common Stock and one share of Class A Common Stock, each as may be issuable pursuant to a Common Stock Option, a Class A Stock Option or a Combination Option, as the case may be, has been determined by the Company to be $8.756 and $8.816 respectively.